Exhibit 99.1

For Immediate Release                                                                                                                                                                                                          For additional information contact:
                                                                                      Rick Black, 713-329-6808

Luby’s Announces First Quarter Fiscal 2009 Results

HOUSTON, TX – December 17, 2008 – Luby’s, Inc. (NYSE: LUB) today announced unaudited financial results for the first quarter of fiscal 2009, a twelve-week period, which ended on November 19, 2008.

First Quarter Highlights:
• Restaurant sales were $65.9 million, a decrease of 7.9% compared to the same quarter last year;approximately 3.5% of the decline relates to the net effect of sales from closed stores in the prior year,partially offset by new store sales in the current year. Additionally, restaurant sales were negatively impacted during the quarter by approximately 3.1% due to the effects of Hurricane Ike and the calendar shift associated with Thanksgiving occurring one week later this year than last year
• Same-store sales, which consisted of 117 restaurants, decreased approximately $4.5 million, or 6.7% dueprimarily to declines in guest traffic partially offset by higher menu prices. The negative impact ofHurricane Ike and the unfavorable calendar shift on same-store sales were approximately 2.9%
• Culinary contract services revenue increased to $3.0 million in the first quarter compared to $1.7 millionin the same quarter last year
• Cash flow from operations was $1.7 million in the first quarter, compared to $6.8 million in the firstquarter last year
• Luby’s launched a new branding and advertising campaign, “Here, You Rule” at the end of the firstquarter. This new campaign distinguishes the Luby’s brand by highlighting its made-from-scratch foodand unique qualities that allow guests the freedom to control their entire dining experience at Luby’s

Total sales decreased 6.0% in the first quarter fiscal 2009 to $68.9 million, compared to $73.4 million in the same quarter last year. Culinary contract services sales were $3.0 million in the first quarter compared to $1.7 million in the same quarter last year. Restaurant sales in the first quarter were $65.9 million compared to $71.6 million in the same quarter last year. The $5.7 million decrease in restaurant sales included $2.6 million in sales related to closed stores, partially offset by $1.5 million in new store sales compared to last year, and an estimated $2.1 million related to lost sales due to Hurricane Ike and the calendar shift associated with Thanksgiving. Excluding the negative impact of Hurricane Ike and the unfavorable calendar shift, same-store sales declined approximately $3.8% in the first quarter.

The Company had a loss from continuing operations in the first quarter of $2.1 million, or a loss of $0.08 per diluted share, compared to income from continuing operations of $4.8 million, or $0.17 per diluted share in the same quarter last year.

“In the first quarter, which included September, we experienced a worsening economy with sharp declines in the stock market, the collapse of the national credit markets and increased mortgage foreclosures, all of which negatively impact consumer confidence and retail sales.  In addition, Hurricane Ike impacted our sales at over 40 stores and we incurred increased expenses related to damages and costs associated with re-opening our restaurants as quickly as possible,” said Chris Pappas, President and CEO. “While there are still many economic challenges, we have confidence that we can weather this market downturn, as we have in the past, by making sound business decisions. As shareholders, Harris and I remain committed to Luby’s and its long-term prospects. We both recently extended our employment agreements through the end of fiscal 2010, and are committed to managing Luby’s through this difficult period to serve our customers, improve our business and enhance shareholder value for all Luby’s investors.”

Food costs decreased approximately $1.4 million in the first quarter fiscal 2009 compared to the same quarter last year due to lower sales volume. Food costs as a percentage of restaurant sales increased to 27.7% in the first quarter fiscal 2009 from 27.4% in the first quarter last year primarily due to increased commodity costs for oils, shortening, beef, produce and seafood partially offset by higher menu prices.

Payroll and related costs increased $0.2 million in the first quarter fiscal 2009 compared to the same quarter last year due to higher wage rates. Payroll and related costs as a percentage of restaurant sales increased to 37.4% in the first quarter fiscal 2009 from 34.1% in the same quarter last year, primarily due to the deleveraging of the cost of labor with lower sales volume. Last year’s payroll and related costs for the first quarter fiscal 2008, as percentage of restaurant sales, benefited by 1.2% due to a reduction in workers’ compensation expense.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services and occupancy costs. Other operating expenses increased by approximately $0.8 million compared to the same quarter last year. As a percentage of restaurant sales, other operating expenses increased 3.1%. Other operating expenses increased primarily due to Hurricane Ike related expenses.

Depreciation and amortization expense increased approximately $0.4 million in the first quarter fiscal 2009 compared to the same quarter last year due to higher depreciable asset base generated by increased capital expenditures in fiscal 2008, including the opening of three restaurants, as well as upgrades and remodels to existing units.

General and administrative expenses include corporate salaries and benefits related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses. General and administrative expenses increased by approximately $0.1 million in the first quarter fiscal 2009 compared to the same quarter last year. As a percentage of total sales, general and administrative expenses increased to 8.9% in the first quarter compared to 8.1% in the same quarter last year. The increase was primarily due to a $0.4 million increase in corporate salary expense related to staffing costs including severances partially offset by lower professional fees.

Company Outlook
The Company anticipates that, given existing market conditions, current sales and expense trends will likely continue throughout fiscal 2009.  The Company maintains its expectations to open one to two new restaurants in fiscal 2009.

Conference Call
The Company will host a conference call today at 4:00 p.m., Central Time, to discuss first quarter fiscal 2009 results. To access the call live, dial 888-755-9496 and use the participant pin code, Lubys (58297), at least 10 minutes prior to the start time, or listen live over the Internet by logging on to www.lubys.com.

About Luby’s
Luby’s operates 120 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.

Luby's, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended
	November 19,	November 21,
	2008	2007
	(84 days)	(84 days)
SALES:
Restaurant sales	$65,945	$71,634
Culinary contract services	3,002	1,728
TOTAL SALES	68,947	73,362
COSTS AND EXPENSES:
Cost of food	18,245	19,657
Payroll and related costs	24,643	24,438
Other operating expenses	16,522	15,744
Opening costs	153	—
Cost of culinary contract services	2,660	1,578
Depreciation and amortization	4,365	3,956
General and administrative expenses	6,110	5,968
Provision for asset impairments, net	—	717
Net (gain) loss on disposition of property and equipment	(210)	316
Total costs and expenses	72,488	72,374
INCOME (LOSS) FROM OPERATIONS	(3,541)	988
Interest income	119	298
Interest expense	(86)	(51)
Interest related to income taxes	—	1,897
Other income, net	258	182
Income (loss) before income taxes and discontinued operations	(3,250)	3,314
Provision (benefit) for income taxes	(1,107)	(1,494)
Income (loss) from continuing operations	(2,143)	4,808
Discontinued operations, net of income taxes	(49)	(37)
NET INCOME (LOSS)	$(2,192)	$4,771
Income (loss) per share from continuing operations:
Basic	$(0.08)	$0.18
Assuming dilution	$(0.08)	$0.17
Loss per share from discontinued operations:
Basic	$—	$—
Assuming dilution	$—	$—
Net income (loss) per share
Basic	$(0.08)	$0.18
Assuming dilution	$(0.08)	$0.17
Weighted average shares outstanding:
Basic	27,944	26,883
Assuming dilution	27,944	27,597

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended
	November 19,	November 21,
	2008	2007
	(84 days)	(84 days)

Restaurant sales	95.6%	97.6%
Culinary contract services	4.4%	2.4%
TOTAL SALES	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.7%	27.4%
Payroll and related costs	37.4%	34.1%
Other operating expenses	25.1%	22.0%
Store level profit	9.9%	16.5%

(As a percentage of total sales)
General and administrative expenses	8.9%	8.1%
INCOME (LOSS) FROM OPERATIONS	(5.1)%	1.3%

Luby's, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	November 19,	August 27,
	2008	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,353	$4,566
Trade accounts and other receivables, net	3,940	3,368
Food and supply inventories	3,993	3,048
Prepaid expenses	2,677	1,627
Deferred income taxes	1,690	1,580
Total current assets	14,653	14,189
Property and equipment, net	197,413	198,118
Long-term investments	8,025	8,525
Property held for sale	6,334	5,282
Other assets	383	407
Total assets	$226,808	$226,521
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$16,814	$14,268
Accrued expenses and other liabilities	18,594	17,712
Total current liabilities	35,408	31,980
Other liabilities	5,292	6,592
Total liabilities	40,700	38,572
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,446,443 and 28,439,214, respectively; Shares outstanding were 27,946,443 and 27,939,214, respectively	9,105	9,101
Paid-in capital	20,752	20,405
Retained earnings	161,026	163,218
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	186,108	187,949
Total liabilities and shareholders' equity	$226,808	$226,521

Luby's, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Quarter Ended
	November 19,	November 21,
	2008	2007
	(84 days)	(84 days)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,192)	$4,771
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains and losses on property sales	(210)	1,033
Depreciation and amortization	4,365	3,956
Amortization of debt issuance cost	20	21
Non-cash compensation expense	68	57
Share-based compensation expense	283	259
Interest related to income taxes	—	(1,897)
Deferred tax provision	1,264	2,359
Cash provided by operating activities before changes in operating assets and liabilities	3,598	10,559
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables, net	(572)	(1,524)
Increase in food and supply inventories	(945)	(1,568)
Increase in prepaid expenses and other assets	(1,070)	(1,460)
Increase in accounts payable, accrued expenses and other liabilities	642	837
Net cash provided by operating activities	1,653	6,844
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of short-term investments	—	(23,800)
Purchases of short-term investments	—	2,000
Proceeds from redemption or maturity of long-term investments	500	—
Proceeds from disposal of assets and property held for sale	1,111	15
Purchases of property and equipment	(5,477)	(7,888)
Net cash used in investing activities	(3,866)	(29,673)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	5,000	—
Repayments	(5,000)	—
Proceeds received on the exercise of stock options	—	11,200
Net cash provided by financing activities	—	11,200
Net decrease in cash and cash equivalents	(2,213)	(11,629)
Cash and cash equivalents at beginning of period	4,566	17,514
Cash and cash equivalents at end of period	$2,353	$5,885
Cash paid for:
Income taxes	$—	$172
Interest	67	25

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Company Outlook” and any other statements regarding plans for expansion of the Company’s business, scheduled openings of new units, expected levels of capital expenditures, and expectations of industry conditions.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

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